EXHIBIT 23.1

[Ernst & Young LLP letterhead]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Equity Incentive Plan of Baldor Electric Company of our reports dated February 22, 2006, with respect to the consolidated financial statements of Baldor Electric Company incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2005, and Baldor Electric Company management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Baldor Electric Company, and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

May 30, 2006

Tulsa, Oklahoma